Exhibit 15.1

The Board of Directors and Stockholders
Maverick Tube Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated Maverick Tube Corporation 2004 Omnibus Incentive Plan for the registration of 1,750,000 shares of its common stock of our report dated May 3, 2005, with respect to the unaudited condensed consolidated interim financial statements of Maverick Tube Corporation that are included in its Form 10-Q for the quarter ended March 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
August 3, 2005